UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2005

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6 Manor Parkway, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

ITEM 1.01  AMENDMENT OF A MATERIAL DEFINITIVE AGREEMENT

Amendment to 1998 Long-Term Incentive Plan

On October 25, 2005 the stockholders of the registrant voted at the Annual Meeting of Stockholders to approve certain amendments to the registrant’s 1998 Long-Term Incentive Plan (the “Plan”) which were recommended by the registrant’s Board of Directors through the Compensation Committee of the Board.  The amended Plan is attached as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Pursuant to the amendment shares of Common Stock of the registrant which are presently authorized for issuance solely pursuant to grants of stock options may be used for grants of stock awards (as defined in the Plan) as well.  The Plan was also amended to set forth in greater detail the performance criteria which may be used for grants of performance awards under (and as defined in) the Plan and to set forth more clearly that performance awards to certain executive officers may be made in cash or stock-based payments and may apply to annual as well as long-term incentive compensation awards.  A further amendment provides that in no event shall the maximum amount payable pursuant to any particular performance award exceed $1.5 million.  This summary of the amendments to the Plan is not a complete description and is qualified by the terms of the Plan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

 (c)  Exhibits - The following exhibit is provided as part of the information furnished under Items 1.01 of this Current Report on Form 8-K.

 Exhibit No.

Description

10.1

1998 Long Term Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/S/ Christian Storch
Christian Storch Chief Financial Officer

Date: October 31, 2005

Signing on behalf of the registrant and as principal financial officer